EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S—8 No. 333-63664) pertaining to The 401(k) Plan and the Employee Stock Ownership Plan of CVS Caremark Corporation and Affiliated Companies of CVS Caremark Corporation of our report dated June 24, 2011, with respect to the financial statements and schedules of The 401(k) Plan and the Employee Stock Ownership Plan of CVS Caremark Corporation and Affiliated Companies included in this Annual Report (Form 11—K) for the year ended December 31, 2010.

/s/Ernst & Young LLP

Boston, Massachusetts

June 24, 2011